Exhibit 99.1

Libbey Inc. 300 Madison Ave P.O. Box 10060 Toledo, OH 43699

NEWS RELEASE

AT THE COMPANY:	AT FINANCIAL RELATIONS BOARD:

Kenneth Boerger	Suzy Lynde
VP/Treasurer	Analyst Inquiries
(419) 325-2279	(312) 640-6772

FOR IMMEDIATE RELEASE
TUESDAY, APRIL 26, 2005

LIBBEY INC. ANNOUNCES FIRST QUARTER RESULTS

SALES INCREASE 5.4 PERCENT FOR QUARTER

TOLEDO, OHIO, APRIL 26, 2005—Libbey Inc. (NYSE: LBY) announced that its diluted loss per share for the first quarter ended March 31, 2005, was $0.12 on sales of $129.8 million. The Company reported that its diluted earnings per share for the quarter, as detailed in the attached Table 2, and excluding capacity realignment charges outlined in the attached Table 1 associated with the shutdown of its City of Industry, California, plant in February 2005, were $0.03 per diluted share as compared with $0.04 in the prior-year quarter.

First Quarter Results

For the quarter-ended March 31, 2005, sales increased 5.4 percent to $129.8 million from $123.1 million in the year-ago quarter. The increase in sales was attributable to the acquisition of Crisal-Cristalaria Automatica S.A. (Crisal) as announced in January 2005. Shipments of World Tableware products and Traex products were also higher than the year-ago period. Sales in most other channels of distribution decreased compared to the year-ago quarter as the result of decreased demand and exiting some low-margin products.

The Company recorded income from operations of $0.1 million during the quarter, which included capacity realignment charges of $3.0 million as detailed in the attached Table 1. This compares with income from operations of $5.3 million in the year-ago quarter. Factors contributing to the decrease, in addition to the capacity realignment charge, were

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lower production activity, higher distribution costs and increased pension and postretirement welfare expenses.

Pretax equity earnings from Vitrocrisa, the Company’s joint venture in Mexico, were $0.6 million as compared with a pretax loss of $1.4 million in the first quarter of 2004. The increased earnings were the result of increased and more profitable sales and higher capacity utilization, partially offset by significantly higher natural gas costs.

Interest expense decreased $0.2 million compared with the year-ago period due to lower average interest rates. The effective tax rate decreased slightly to 33 percent for the quarter from 34 percent in the year-ago period. Net loss was $1.6 million, or a loss of $0.12 per diluted share, compared with diluted earnings per share of $0.04 in the first quarter of 2004. The Company reported that its diluted earnings per share for the quarter as detailed in the attached Table 2, excluding expenses associated with the shutdown of its City of Industry, California, facility in February 2005, were $0.03 per diluted share as compared with $0.04 in the prior-year quarter.

Working Capital

Trade working capital, defined as inventories and accounts receivable less accounts payable, increased by $20.1 million from $151.0 million to $171.1 million during the first quarter. Of this increase, $10.7 million can be attributed to the Crisal acquisition, with the balance as the result of seasonal working capital needs.

Continued International Expansion

John F. Meier, chairman and chief executive officer, commenting on Libbey’s expansion in China, said, “We are progressing on the engineering of a new glass tableware facility in China, with construction scheduled to begin this summer and production expected early in 2007. Expansion of our glass tableware manufacturing capabilities in China and Portugal provides the promise of a more competitive profile and access to markets currently underdeveloped for Libbey.”

Outlook for 2005

Mr. Meier, commenting on the quarter said, “After a sluggish start to the quarter, sales and operating performance from continuing operations finished strong in March. Results at our joint venture, Vitrocrisa, exceeded our expectations as sales and activity levels improved significantly over the prior-year period.” Looking to the balance of 2005, he added, “Our current expectations for 2005 continue to include sales growth of 11 to 13 percent, including the recent Crisal acquisition, or 4 percent to 6 percent organic growth, and diluted earnings per share are expected to be in the range of $1.75 to $1.85, excluding any charges related to the capacity realignment. This growth in earnings per share should be a result of the savings generated from the recent closure of our facility in California, the expected increase in sales, higher capacity utilization and the continued improvement in our joint venture’s performance. This growth in earnings is expected to occur in spite of an anticipated increase of $8 million in pension and postretirement

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medical expenses in 2005, approximately $6 million of which will be non-cash.” The Company noted that net charges related to the capacity realignment are expected to be approximately $2.2 million, including an expected gain on the sale of land which will be recorded after all demolition costs have been incurred, or $0.11 per diluted share, for the full year 2005.

For the second quarter of 2005, the Company expects sales growth of 10 to 12 percent, including Crisal, and diluted earnings per share of $0.60 to $0.65 excluding the previously noted expected capacity realignment charges, which are expected to be approximately $0.05 per diluted share in the second quarter.

Libbey also confirmed that it incurred a small furnace leak at its Shreveport, Louisiana, manufacturing facility on Saturday evening April 23, 2005. Approximately 80 percent of the machines that were operating at the time of the leak were back in production on Sunday morning and no disruption in service to customers is anticipated. Libbey estimates that repairs will be complete within two weeks and that the total cost of the repairs and unplanned downtime are estimated to impact the second quarter of 2005 by approximately $0.02 per diluted share.

Webcast Information

Libbey will hold a conference call for investors on Tuesday, April 26, 2005, at 11 a.m. Eastern Daylight Time. The conference call will be simulcast live on the Internet on both www.libbey.com and http://phx.corporate-ir.net/phoenix.zhtml?p=irol-eventDetails&c=64169&eventID=1053221. To listen to the call, please go to the website at least 10 minutes early to register, download and install any necessary software. A replay will be available for 7 days after the conclusion of the call.

The above information includes “forward-looking” statements as defined in the Private Securities Litigation Reform Act of 1995. Such statements only reflect the Company’s best assessment at this time and are indicated by words or phrases such as “goal,” “expects,” “believes,” “will,” “estimates,” “anticipates,” or similar phrases. Investors are cautioned that forward-looking statements involve risks and uncertainty, that actual results may differ materially from such statements, and that investors should not place undue reliance on such statements.

Important factors potentially affecting performance include but are not limited to: increased competition from foreign suppliers endeavoring to sell glass tableware in the United States and Mexico, including the impact of lower duties for imported products; major slowdowns in the retail, travel or entertainment industries in the United States, Canada, Mexico and Western Europe, caused by terrorist attacks or otherwise; significant increases in per-unit costs for natural gas, electricity, corrugated packaging, and other purchased materials; higher interest rates that increase the Company’s borrowing costs; protracted work stoppages related to collective bargaining agreements; increases in expense associated with higher medical costs, increased pension expense associated with lower returns on pension investments and increased pension obligations; devaluations and other major currency fluctuations relative to the U.S. dollar and the

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euro that could reduce the cost competitiveness of the Company’s products compared to foreign competition; the effect of high inflation in Mexico and exchange rate changes to the value of the Mexican peso and the earnings and cash flow of the Company’s joint venture in Mexico, Vitrocrisa, expressed under U.S. GAAP; the inability to achieve savings and profit improvements at targeted levels in the Company’s operations or within the intended time periods; whether the Company completes any significant acquisition, and whether such acquisitions can operate profitably.

Libbey Inc.:

•	is a leading producer of glass tableware in North America;

•	is a leading producer of tabletop products for the foodservice industry; and,

•	exports to more than 90 countries.

Based in Toledo, Ohio, the Company operates glass tableware manufacturing plants in the United States in Louisiana and Ohio, in Portugal and in the Netherlands. Its Royal Leerdam subsidiary, located in Leerdam, Netherlands, is among the world leaders in producing and selling glass stemware to retail, foodservice and industrial clients. Its Crisal subsidiary, located in Portugal, provides an expanded presence in Europe. In addition, Libbey is a joint venture partner in the largest glass tableware company in Mexico. Its Syracuse China subsidiary designs, manufactures and distributes an extensive line of high-quality ceramic dinnerware, principally for foodservice establishments in the United States. Its World Tableware subsidiary imports and sells a full-line of metal flatware and holloware and an assortment of ceramic dinnerware and other tabletop items principally for foodservice establishments in the United States. Its Traex subsidiary, located in Wisconsin, designs, manufactures and distributes an extensive line of plastic items for the foodservice industry. In 2004, Libbey Inc.’s net sales totaled $544.8 million.

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Table 1
Summary of Capacity Realignment Charge
(Dollars in thousands)

In August 2004, Libbey announced that it is realigning its production capacity in order to improve its cost structure. Pursuant to the plan, Libbey closed its manufacturing facility in City of Industry, California in February 2005 and realigned production among its other glass manufacturing facilities. Libbey recorded a pretax charge of $2,997 in the first quarter 2005 as detailed below.

Three Months
ended
March 31, 2005
Fixed asset related	$148

Severance & benefits	2,019

Miscellaneous	830

Total pretax capacity realignment charge (1)	$2,997

(1) Includes non-cash charge of $1,256 and cash charge of $1,741.

Table 2
Reconciliation of Non-GAAP Financial Measures for Capacity Realignment Charge
(Dollars in thousands, except per-share amounts)

In accordance with the SEC’s Regulation G, the following table provides non-GAAP measures used in the earnings release and the reconciliation to the most closely related Generally Accepted Accounting Principles (GAAP) measure. Libbey believes that providing supplemental non-GAAP financial information is useful to investors in understanding Libbey’s core business and trends. In addition, it is the basis on which Libbey’s management internally assesses performance and such non-GAAP measures are relevant to Libbey’s determination of compliance with financial covenants included in its debt agreements. Although Libbey believes that the non-GAAP financial measures presented enhance investors’ understanding of Libbey’s business and performance, these non-GAAP measures should not be considered an alternative to GAAP.

	Three months ended March 31,
	2005	2004
Reported net (loss) income	$(1,647)	$565

Capacity realignment charge - net of tax	2,008	—

Net income excluding capacity realignment charge	$361	$565

Diluted earnings per share:

Reported net (loss) income	$(0.12)	$0.04

Capacity realignment charge - net of tax	0.15	—

Net income per diluted share excluding capacity realignment charge	$0.03	$0.04

LIBBEY INC.

CONDENSED CONSOLIDATED STATEMENTS OF INCOME
(Dollars in thousands, except per-share amounts)
(unaudited)

	THREE MONTHS ENDED		Percent
	March 31, 2005	March 31, 2004	Change
Net sales	$129,784	$123,123	5.4%

Freight billed to customers	497	491

Total revenues	130,281	123,614

Cost of sales	109,242	101,298

Gross profit	21,039	22,316	(5.7%)

Selling, general and administrative expenses	17,954	16,993

Capacity realignment charge (1)	2,997	—

Income from operations	88	5,323	(98.3%)

Equity earnings (loss) — pretax	554	(1,389)

Other income	301	499

Earnings before interest, income taxes and minority interest	943	4,433	(78.7%)

Interest expense	3,378	3,576

(Loss) income before income taxes and minority interest	(2,435)	857	(384.1%)

Provision for income taxes	(803)	292

(Loss) income before minority interest	(1,632)	565	(388.8%)

Minority interest	(15)	—

Net (loss) income	$(1,647)	$565	(391.5%)

Net (loss) income per share:
Basic	$(0.12)	$0.04

Diluted	$(0.12)	$0.04	(400.0%)

Weighted average shares:
Outstanding	13,818	13,629

Diluted	13,836	13,677

(1) Refer to Table 1 for capacity realignment charge detail

LIBBEY INC.

CONDENSED CONSOLIDATED BALANCE SHEETS
(Dollars in thousands)

	March 31, 2005	December 31, 2004	March 31, 2004
	(unaudited)		(unaudited)
ASSETS

Cash	$2,195	$6,244	$1,250

Accounts receivable - net	73,919	67,522	56,275

Inventories - net	141,022	126,625	128,865

Deferred taxes	8,841	7,462	7,402

Other current assets	7,071	3,308	4,022

Total current assets	233,048	211,161	197,814

Other assets	38,137	36,538	27,402

Investments	82,565	82,125	86,782

Goodwill and purchased intangibles - net	67,781	66,003	65,504

Property, plant and equipment - net	214,055	182,377	173,818

Total assets	$635,586	$578,204	$551,320

LIABILITIES AND SHAREHOLDERS’ EQUITY

Notes payable	$15,587	$9,415	$7,779

Accounts payable	43,887	43,140	34,842

Accrued liabilities	43,453	38,996	45,498

Deposit liability	16,623	16,623	—

Capacity realignment reserve	4,205	3,025	—

Other current liabilities	2,974	5,839	221

Long-term debt due within one year	825	115	115

Total current liabilities	127,554	117,153	88,455

Long-term debt	259,590	215,842	229,123

Deferred taxes	12,399	12,486	15,433

Pension liability	34,229	32,668	17,626

Nonpension postretirement benefits	46,141	45,716	47,558

Other liabilities	11,512	10,776	12,182

Total liabilities	491,425	434,641	410,377

Minority interest	15	—	—

Total liabilities and minority interest	491,440	434,641	410,377

Total shareholders’ equity	144,146	143,563	140,943

Total liabilities and shareholders’ equity	$635,586	$578,204	$551,320

LIBBEY INC.

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOW
(Dollars in thousands)
(unaudited)

	THREE MONTHS ENDED
	March 31, 2005	March 31, 2004
Operating activities

Net (loss) income	$(1,647)	$565

Adjustments to reconcile net income to net cash (used in) provided by operating activities:

Depreciation and amortization	8,385	7,812

Equity (earnings) loss - net of tax	(415)	931

Minority interest	15	—

Change in accounts receivable	(1,894)	104

Change in inventories	(3,720)	(3,454)

Change in accounts payable	(11,634)	(4,555)

Capacity realignment charge	2,997	—

Capacity realignment cash payments	(1,741)	—

Other operating activities	(1,497)	(950)

Net cash (used in) provided by operating activities	(11,151)	453

Investing activities

Additions to property, plant and equipment	(10,405)	(7,966)

Crisal acquisition and related costs	(28,948)	—

Net cash used in investing activities	(39,353)	(7,966)

Financing activities

Net bank credit facility activity	41,636	—

Other net borrowings	6,142	7,136

Stock options exercised	99	240

Dividends	(1,382)	(1,362)

Other	(40)	—

Net cash provided by financing activities	46,455	6,014

Effect of exchange rate fluctuations on cash	—	(1)

Decrease in cash	(4,049)	(1,500)

Cash at beginning of period	6,244	2,750

Cash at end of period	$2,195	$1,250

LIBBEY INC.

CONDENSED CONSOLIDATED JOINT VENTURE STATEMENTS OF INCOME
(Dollars in thousands)
(unaudited)

	THREE MONTHS ENDED
	March 31, 2005	March 31, 2004
Total revenues	$45,471	$42,478

Cost of sales	36,700	38,318

Gross profit	8,771	4,160

Selling, general and administrative expenses	5,327	5,366

Income (loss) from operations	3,444	(1,206)

Remeasurement gain (loss)	88	(181)

Other expense	(530)	(101)

Earnings (loss) before interest and taxes	3,002	(1,488)

Interest expense	1,869	1,347

Income (loss) before income taxes	1,133	(2,835)

Income taxes	286	(934)

Net income (loss)	$847	$(1,901)

Libbey is a 49% equity owner in Vitrocrisa Holding, S. de R.L. de C.V. and related Mexican companies (Vitrocrisa), which manufacture, market and sell glass tableware (beverageware, plates, bowls, serveware and accessories) and industrial glassware (coffee pots, blender jars, meter covers, glass covers for cooking ware and lighting fixtures sold to original equipment manufacturers) and a 49% equity owner in Crisa Industrial, L.L.C., a domestic distributor of industrial glassware for Vitrocrisa in the U.S. and Canada. Summarized combined statements of income for Libbey’s investments, accounted for by the equity method under U.S. GAAP, is shown above.